Exhibit 16




                                                                   July 14, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

           We were previously principal accountants for Syscan Imaging, Inc. (formerly known as BankEngine Technologies, Inc.) and under the date of December 10, 2003, we reported on the financial statements of Syscan Imaging, Inc. (formerly known as BankEngine Technologies, Inc.), as of August 31, 2003, and for the years ended August 31, 2003 and 2002. On July 13, 2004, we were dismissed as the principal accountants of Syscan Imaging, Inc. We have read Syscan Imaging, Inc.'s statements included under Item 4 of its Form 8-K dated July 14, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Syscan Imaging, Inc.'s statements that the Board of Directors approved our dismissal and the appointment of Clancy & Co., P.L.L.C. or that Clancy & Co., P.L.L.C. was engaged to serve as Syscan Imaging, Inc.'s independent accountants.

Very truly yours,

/s/ Wiener Goodman & Company, P.C.
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Wiener, Goodman & Company, P.C.
Eatontown, New Jersey





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